Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Announces Third Quarter 2020 Operating Results

April 14, 2020	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) (the “Company” or “Schmitt”) today announced its operating results for the third quarter of Fiscal 2020.

Highlights of the three and nine months ended February 29, 2020:

•

Company revenue decreased 2.3% and 8.6% for the three and nine months ended February 29, 2020, respectively, as compared to the three and nine months ended February 28, 2019. The decrease is primarily due to a 14.4% decrease in Acuity product revenue for the three months ended February 29, 2019, and to a 34.9% decrease in Xact product revenue and a 14.9% decrease in Acuity product revenue for the nine months ended February 29, 2020. Xact’s monitoring revenue continued to grow, increasing 11.5% and 13.5% to $391,678 and $1,140,494, respectively, for the three months and nine months ended February 29, 2020.

•

Gross margin increased to 55.1% and 45.6% for the three and nine months ended February 29, 2020, respectively. The increase was primarily due to an inventory reserve adjustment in Q3 FY19, better pricing from vendors and improved pricing in the Xact business line for the three months ended February 29, 2020, and primarily due to a favorable product mix shift for the nine months ended February 29, 2020.

•

Operating expenses increased 24.5% and 15.7% for the three and nine months ended February 29, 2020, respectively. The increase was primarily due to stock-based compensation recognized as a result of vesting of market-based RSUs for the three and nine months ended February 29, 2020.

•

Adjusted EBITDA was $1,612 and $(101,011) for the three and nine months ended February 29, 2020, respectively, as compared to $(30,764) and $(348,437) for the three and nine months ended February 28, 2019, respectively.

•

Net loss from continuing operations per fully diluted share was $(0.06) and $(0.29) for the three and nine months ended February 29, 2020. Excluding expenses not expected to be incurred in future periods, including unrecoverable inventory costs, non-GAAP EPS was $(0.02) and $(0.11) for the three and nine months ended February 28, 2020, respectively.

Michael Zapata, Schmitt’s CEO and Chairman, commented, “This past quarter is indicative of the team’s focus on transitioning into Schmitt 2.0. Given the recent global developments, we are fortunate to have successfully consummated the SBS transaction last fall, which gives us a strong balance sheet and cash to be opportunistic in a difficult environment.”

“In the face of many unknowns and the unprecedented circumstances of COVID-19 pandemic we are dealing with, I believe we are also positioned well with a management team that has experience operating and making decisions in uncertain environments. As we continue forward in these uncertain times, I want to thank our team as they remain focused on long-term goals with an ability to remain flexible and adaptive. This will pass and I’m confident we will be stronger once we emerge from this environment.”

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

COVID-19 Update

Schmitt has implemented COVID-19 response and business continuity plans to protect its employees and their families, to safeguard continuity of Schmitt operations, and to ensure full support to its customers and partners. For the time being, the Company has implemented new safety guidelines that maximize interpersonal space to protect employees working on location, while all other employees who can telecommute work remotely.

The Company is highly focused on retaining its workforce and leadership during these extraordinary times and will continue to evaluate the business environment and outlook to ensure preservation of enterprise value under a wide range of circumstances.

De-listing and Deregistration Update

Schmitt continues to evaluate a shareholder value opportunity in regard to the previously announced intent to delist. There can be no assurance that the Company will enter into an agreement relating to the transaction or as to the timing or the terms of such opportunity thereof or what impact of such opportunity would be on the trading of the Company’s common stock. To the extent that the Company elects to proceed with delisting, it will provide shareholders and NASDAQ ten days notice of any intent to file a Form 25.

Share Repurchases

On December 3, 2019, the Company announced that its Board of Directors authorized a share repurchase plan to buy up to $2 million of its Common Stock. Since the announcement, the Company has repurchased approximately 10% of its shares through both a private transaction for 365,490 shares at $3.25 per share and 46,932 shares at an average price of $3.10 per share, which was done in accordance with a 10b5-1 plan. At this time, the plan has been suspended pending the evaluation of the shareholder value opportunity discussed above. Due to the private transaction remaining outside of the $2m repurchase plan, $1.85 million remains available on the repurchase plan once resumed.

Summary data for the three months ended February 29 and 28, 2020 and 2019:

	Three Months Ended February 29 and 28,
	2020	2019	Change ($)	Change (%)
Total net revenue	$1,094,967	$1,120,545	$(25,578)	(2.3%)
Gross margin	55.1%	37.1%
Operating expenses	$1,035,322	$831,602	$203,720	24.5%
Net loss from continuing operations	$(240,277)	$(423,963)	$183,686	(43.3%)
Net loss per fully diluted share from continuing operations	$(0.06)	$(0.11)	$0.04	(41.2%)

Summary data for the nine months ended February 29 and 28, 2020 and 2019:

	Nine Months Ended February 29 and 28,
	2020	2019	Change ($)	Change (%)
Total net revenue	$3,222,846	$3,524,666	$(301,820)	(8.6%)
Gross margin	45.6%	39.0%
Operating expenses	$2,818,187	$2,435,661	$382,526	15.7%
Net loss from continuing operations	$(1,138,481)	$(1,058,660)	$(79,821)	7.5%
Net loss per fully diluted share from continuing operations	$(0.29)	$(0.26)	$(0.02)	7.6%

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

Reconciliation of Adjusted EBITDA:

	Three Months Ended February 29, 2020	Nine Months Ended February 29, 2020
Loss before income taxes from continuing operations	$(244,483)	$(1,150,516)
Depreciation and amortization	37,803	121,080

EBITDA from continuing operations	$(206,680)	$(1,029,436)

Adjusted for:
Stock-based compensation	134,122	326,724
Non-recurring expenses	93,249	601,929
Software write-down & recoveries	(19,079)	57,942
Non-recurring loss from discontinued product line	—	(134,269)
Unrecoverable inventory costs	—	76,099

Adjusted EBITDA from continuing operations	$1,612	$(101,011)

	Three Months Ended February 28, 2019	Nine Months Ended February 28, 2019
Loss before income taxes from continuing operations	$(421,774)	$(1,052,244)
Depreciation and amortization	42,118	131,097

EBITDA from continuing operations	$(379,656)	$(921,147)

Adjusted for:
Stock-based compensation	(3,309)	5,679
Inventory reserve adjustment	116,131	116,131
Non-recurring expenses	236,070	450,900

Adjusted EBITDA from continuing operations	$(30,764)	$(348,437)

Reconciliation of Adjusted Net Income and Non-GAAP EPS:

	Three Months Ended February 29, 2020	Nine Months Ended February 29, 2020
Net loss from continuing operations	$(240,277)	$(1,138,481)
Adjusted for:
Stock-based compensation	134,122	326,724
Non-recurring expenses	93,249	601,929
Software write-down & recoveries	(19,079)	57,942
Non-recurring loss from discontinued product line	—	(134,269)
Unrecoverable inventory costs	—	76,099
Tax effect of adjustments*	(52,073)	(232,106)

Adjusted net loss from continuing operations (non-GAAP)	$(84,058)	$(442,162)

Non-GAAP (loss) per fully diluted share	$(0.02)	$(0.11)

*	Assumes a marginal effective tax rate of 25%

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

About Schmitt Industries

Schmitt Industries, Inc., founded in 1987, designs, manufactures and sells high precision test and measurement products, solutions and services through its Acuity® and Xact® product lines. Acuity provides laser and white light sensor distance measurement and dimensional sizing products, and our Xact line provides ultrasonic-based remote tank monitoring products and related monitoring revenues for markets in the Internet of Things environment.

FORWARD-LOOKING STATEMENTS

This document may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. A complete discussion of the risks and uncertainties that may affect Schmitt’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and its Quarterly Report on Form 10-Q as filed by the Company with the Securities and Exchange Commission.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to Schmitt’s SEC filings, including, but not limited to, its Forms 10-K, 10-Q and 8-K.

The forward-looking statements in this release speak only as of the date on which they were made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Michael R. Zapata, President and CEO Jamie Schmidt, CFO and Treasurer (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	February 29, 2020	May 31, 2019
ASSETS
Current assets
Cash and cash equivalents	$10,544,255	$1,467,435
Restricted cash	420,000	—
Accounts receivable, net	645,691	631,126
Inventories	1,057,084	1,241,132
Prepaid expenses	91,376	101,617
Current assets held for sale	—	5,192,384

Total current assets	12,758,406	8,633,694

Property and equipment, net	659,263	753,407

Other assets
Intangible assets, net	313,748	392,185
Noncurrent assets held for sale	—	85,967

TOTAL ASSETS	$13,731,417	$9,865,253

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$277,825	$102,566
Accrued commissions	54,317	71,663
Accrued payroll liabilities	51,981	112,351
Customer deposits and prepayments	104,578	78,376
Other accrued liabilities	620,687	128,353
Income taxes payable	62,788	491
Current portion of long-term liabilities	—	20,828
Current liabilities held for sale	—	849,149

Total current liabilities	1,172,176	1,363,777

Long-term liabilities	—	28,543

Total liabilities	1,172,176	1,392,320

Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 3,783,485 shares issued and outstanding at February 29, 2020 and 4,032,878 shares issued and outstanding at May 31, 2019	12,247,264	13,245,439
Accumulated other comprehensive loss	—	(527,827)
Retained earnings (accumulated deficit)	311,977	(4,244,679)

Total stockholders’ equity	12,559,241	8,472,933

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$13,731,417	$9,865,253

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND NINE MONTHS ENDED FEBRUARY 29 AND 28, 2020 AND 2019

(UNAUDITED)

	Three Months Ended February 29 and 28,		Nine Months Ended February 29 and 28,
	2020	2019	2020	2019

Net revenue	$1,094,967	$1,120,545	$3,222,846	$3,524,666
Cost of revenue	491,346	705,259	1,752,116	2,148,567

Gross profit	603,621	415,286	1,470,730	1,376,099

Operating expenses:
General, administration and sales	1,011,414	826,105	2,785,816	2,382,756
Research and development	23,908	5,497	32,371	52,905

Total operating expenses	1,035,322	831,602	2,818,187	2,435,661

Operating (loss)	(431,701)	(416,316)	(1,347,457)	(1,059,562)

Other income, net	187,218	(5,458)	196,941	7,318

(Loss) before income taxes	(244,483)	(421,774)	(1,150,516)	(1,052,244)

Provision for income taxes	(4,206)	2,189	(12,035)	6,416

Net (loss) from continuing operations	(240,277)	$(423,963)	$(1,138,481)	$(1,058,660)

Income from discontinued operations, including gain on sale, net of tax	109,107	(51,226)	5,695,137	116,382

Net income (loss)	$(131,170)	$(475,189)	$4,556,656	$(942,278)

Net (loss) per common share from continuing operations:
Basic	$(0.06)	$(0.11)	$(0.29)	$(0.26)

Weighted average number of common shares, basic	3,858,287	4,000,990	3,992,664	3,996,670

Diluted	$(0.06)	$(0.11)	$(0.29)	$(0.26)

Weighted average number of common shares, diluted	3,858,287	4,000,990	3,992,664	3,996,670

Net income per common share from discontinued operations:
Basic	$0.03	$(0.01)	$1.43	$0.03

Weighted average number of common shares, basic	3,858,287	4,000,990	3,992,664	3,996,670

Diluted	$0.03	$(0.01)	$1.43	$0.03

Weighted average number of common shares, diluted	3,858,287	4,000,990	3,992,664	3,996,670

Net income (loss) per common share:
Basic	$(0.03)	$(0.12)	$1.14	$(0.24)

Weighted average number of common shares, basic	3,858,287	4,000,990	3,992,664	3,996,670

Diluted	$(0.03)	$(0.12)	$1.14	$(0.24)

Weighted average number of common shares, diluted	3,858,287	4,000,990	3,992,664	3,996,670

Comprehensive income (loss)
Net income (loss)	$(131,170)	$(475,189)	$4,556,656	$(942,278)
Foreign currency translation adjustment	—	(47,256)	527,827	26,481

Total comprehensive income (loss)	$(131,170)	$(522,445)	$5,084,483	$(915,797)